Exhibit 99.1

Warwick Valley Telephone Company Announces Retirement of Chairman of the Board of Directors

(Warwick, NY, July 2, 2009) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that Wisner H. Buckbee, who has been Chairman of the Board of Directors since 2001, has retired from the Board, effective June 30, 2009.

Mr. Buckbee served as a member of the Board of Directors since 1991 and served as a member of the Audit Committee, the Governance and Nominating Committee, and the Budget and Pension Committee. The Governance Committee has appointed Robert J. DeValentino as Interim Chairman of the Board until the next election of officers by the Board in April 2010. At this time, the Board does not intend to fill the committee positions previously held by Mr. Buckbee.

Mr. DeValentino stated: “The Board plans to continue to build on Mr. Buckbee’s successful and committed leadership as it moves forward. The Board will continue to provide guidance to the Company’s management team and employees so that the Company can achieve its goals and best serve the interests of its shareholders in this challenging and demanding marketplace. The members of the Board extend their appreciation and gratitude to Mr. Buckbee for his devoted eighteen years of service to the Company and wish him a very enjoyable retirement.”

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-2100